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                                                                     EXHIBIT a.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                   MEVC DRAPER FISHER JURVETSON FUND I, INC.

      meVC Draper Fisher Jurvetson Fund I, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors (the "Board") of the Corporation adopted the following resolution at the special meeting of the Board held on January 29, 2004:

            RESOLVED, that, subject to obtaining the requisite approval of the Corporation's shareholders at the upcoming 2004 annual meeting of shareholders (the "2004 Annual Meeting"), the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered ARTICLE I so that, as amended, said Article shall be and read as follows:

               ARTICLE I: The name of the corporation is MVC Capital, Inc.

      SECOND: That the said amendment has been approved and authorized by the holders of a majority of the issued and outstanding stock entitled to vote at the 2004 Annual Meeting held on March 29, 2004 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 7th day of July, 2004.

                   MEVC DRAPER FISHER JURVETSON FUND I, INC.

                        By:_______________________________
                           Name:
                           Title: